Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of May 31, 2005 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and C. STEPHEN CORDIAL(“Employee”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as the Chief Financial Officer of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Chief Financial Officer of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) ANNUAL REVIEWS. Within thirty (30) days after each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer. Subject to directions from the Chief Executive Officer and to the power and authority of the Company’s Board of Directors to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the financial affairs of the Company, including (i) preparing and delivering to the Board of Directors accurate financial statements at such time and with such detail as the Board of Directors may request, (ii) supervising the Company’s engagement of and relationship with its independent certified public accountants, tax advisors, and other financial consultants, (iii) supervising the timely filing of the all periodic reports that the Company is required to file pursuant to applicable law, including but not limited to all such reports required to be filed under the Securities Exchange Act of 1934, as amended from time to time, (iv) supervising the Company’s efforts to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002, (v) supervising the Company’s collection of receivables, deposit of funds, and payment of expenses, (vi) preparing such forecasts as the Company’s Chief Executive Officer or Board of Directors may request, (vii) ensuring that the Company’s financial affairs are conducted in compliance with applicable law, and (viii) exercising such other authority and responsibility as the Company’s Chief Executive Officer may delegate to Employee from time to time.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote at least forty (40) hours of his business time in each week to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. The term of this Agreement shall commence as of the Effective Date and shall terminate pursuant to Section 3, below.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) (“Base Compensation”), payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) and at such times (if any) as the Company in its sole discretion determines to be appropriate.

2.2 DISCRETIONARY BONUS. Employee shall be eligible for a discretionary bonus at such time and in such amount (if any) as the Company in its sole discretion determines to be appropriate.

2.3 FRINGE BENEFITS. Employee may participate, on the same terms and conditions as other management employees, in the group health insurance policy sponsored by the Company. Employee shall accrue three (3) weeks’ paid vacation in each period of twelve (12) consecutive months during the term of this Agreement. Employee shall be eligible to participate in such other fringe benefit programs as are provided to the Company’s management employees from time to time.

2.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

3. TERMINATION

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below) as the effective date as of which Employee’s employment hereunder shall terminate.

(b) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Company, which demand specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

(c) “NOTICE OF TERMINATION” shall mean a written notice that one party delivers to the other party and that memorializes the delivering party’s decision to terminate Employee’s employment hereunder and the date as of which such termination shall become effective.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement at any time upon delivery of a Notice of Termination.

(a) FOR MISCONDUCT. If the Company terminates Employee’s employment by reason of Employee’s Misconduct, then the Company shall pay to Employee all accrued and unpaid compensation for all periods ended on or prior to the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN FOR MISCONDUCT. If the Company terminates Employee’s employment other than for Misconduct upon less than two (2) months’ advance written notice, then the Company shall pay Base Compensation to Employee, at the rate then in effect, for the remainder of the two-month period following the date of the delivery of the Notice of Termination. In addition to the foregoing:

(i) if the Date of Termination occurs prior to December 31, 2005, then (A) Employee shall be treated as being on an unpaid leave of absence during the period beginning on the Date of Termination and ending on the earliest of the date on which Employee becomes eligible to receive coverage under another company’s group health insurance plan, the date on which Employee commences employment with another company, or December 31, 2005, and (B) the Company shall provide coverage for Employee under the Company’s group health insurance plan during such period; and

(ii) Employee thereafter shall be eligible to elect to receive continuation of healthcare benefits under the Company’s group healthcare plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Employee timely elects such coverage and pays the premium cost of such coverage for periods after December 31, 2005.

3.3 RESIGNATION BY EMPLOYEE. Employee may resign from employment hereunder at any time only upon not less than two (2) months’ prior written notice to the Company. If the Date of Termination occurs prior to December 31, 2005, then (a) the Company shall treat the resignation as an unpaid leave of absence until the earliest of the date on which Employee becomes eligible to receive coverage under another company’s group health insurance plan, the date on which Employee commences employment with another company, or December 31, 2005, (b) the Company shall pay for the premium cost of Employee’s group health insurance coverage during such period, and (c) Employee thereafter shall be eligible to elect COBRA coverage, provided that Employee timely elects such coverage and pays the premium cost of such coverage for periods after December 31, 2005.

3.4 MITIGATION. Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee’s breach of his obligations under this Agreement.

4.3 ARBITRATION. Except for a dispute in which any party is seeking the exercise of the equitable powers of a court, if any dispute arises under this Agreement and is not resolved within fifteen (15) days after one party delivers to each other party a written notice invoking the arbitration provisions of this Section 4.3, then such dispute shall be resolved by arbitration in Santa Barbara, California, before a single arbitrator under the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. The decision of the arbitrator shall be final and binding on the parties to the dispute.

4.4 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.5 GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of California for the purposes of construing or enforcing this Agreement. Subject to the arbitration provisions of Section 5.3, above, the parties agree that the exclusive venues for all such disputes shall be the Superior Court in and for the County of Santa Barbara, California, sitting in the City of Santa Barbara, California, and hereby waive all arguments and claims that such forum is inconvenient or otherwise inappropriate.

4.6 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.8 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, except the Mutual Nondisclosure Agreement by and between Employee and the Company, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

	“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By	/s/ David F. Hofstatter	/s/ C. Stephen Cordial
	David F. Hofstatter, President and CEO	C. Stephen Cordial

	May 26, 2005	May 26, 2005
	Date	Date

	Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

	136 West Canon Perdido Street Santa Barbara, California 93101	31704 Saddletree Drive Westlake Village, California 91361

	Facsimile No.: (805) 690-4211	Facsimile No.: (805)